Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 21, 2024 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.029986 per unit, payable on November 15, 2024, to unit holders of record on October 31, 2024. The distribution does not include proceeds from the Waddell Ranch properties for the current month but does include the proceeds from September in the amount of $267,781. More information regarding the Waddell Ranch properties is described below.

This month’s distribution decreased from the previous month due primarily to the September proceeds being less than the August proceeds from Waddell Ranch properties and, for the Texas Royalty Properties, lower oil volumes and prices, slightly offset by higher gas volumes and gas prices for the month reported.

WADDELL RANCH

Notwithstanding requests from the Trustee to Blackbeard Operating, LLC (“Blackbeard”), the operator of the Waddell Ranch properties, and the fact that prior to May 2024, Blackbeard has provided this information on a monthly basis since Argent Trust Company has become Trustee of the Trust, Blackbeard has refused to provide the Trustee information necessary to calculate the net profits interest (“NPI”) proceeds for September 2024 as of the announcement date for this month’s distribution. As a result of Blackbeard’s failure to provide this information by the NYSE notification date for the distribution, in accordance with the Trust indenture, if NPI proceeds are received from the Waddell Ranch properties on or prior to the record date, they will be included in the October distribution, rather than the September distribution. As noted above, proceeds of $267,781 received by the Trustee in September 2024 after the announcement date for the September distribution will be included in the October distribution. The Trustee has continued to request information from Blackbeard, including production and pricing information, however, there can be no assurances that additional information will be forthcoming or on what time frame.

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 17,969 barrels of oil and 7,932 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 16,103 barrels of oil and 7,106 Mcf of gas. The average price for oil was $77.19 per bbl and for gas was $10.02, which includes significant NGL pricing, per Mcf. This would mainly reflect production and pricing in July for oil and June for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $1,466,585. Deducted from these revenues were taxes and expenses of $166,627, resulting in a Net Profit of $1,299,958 for October. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalty Properties of $1,234,959 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf) (1)	Oil (per bbl)	Gas (per Mcf)(2)
Current Month

Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	17,969	7,932	16,103	7,106	$77.19	$10.02

Prior Month
Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	20,846	7,012	18,843	6,337	$79.03	$10.00

(1) These volumes are net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

(2) This pricing includes sales of gas liquid products.

(3) Information not available as of the date hereof.

General and Administrative Expenses deducted for the month, net of interest earned were $105,091 resulting in a distribution of $1,397,649 to 46,608,796 units outstanding, or $0.029986 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Trust Litigation. On May 8, 2024, the Trustee announced that it had initiated a lawsuit by filing a petition in the District Court of Tarrant County, Texas against Blackbeard Operating, LLC (“Blackbeard”), the operator of properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty. On June 10, 2024, Blackbeard filed its original answer and counterclaim to the lawsuit. The parties are currently engaged in discovery, and the District Court of Tarrant County has set a preliminary trial date of April 21, 2025, 8:30 a.m., Central Time.

Under the original petition, the Trustee sought to recover more than $15 million in damages to the Trust resulting from overhead costs and other expenses the Trustee alleges were impermissibly deducted from royalty payments to the Trust. The Trustee routinely engages in audits of the revenues and expenses with respect to the Trust’s royalty payments. In connection with its audit for the period from 2020-2022 the Trustee identified exceptions to certain expenses deducted from the Trust’s royalty payments, including among other things, incorrect overhead charges, application of overhead charges to non-producing wells, duplicate charges for services, materials and utilities as well as other expenses the Trustee alleges are ineligible charges. The Trustee’s petition was amended in September 2024 to add additional claims relating to the 2023 audit and production volumes, seeking damages of more than $25 million. Attempts to resolve the disputed charges outside of court have been unsuccessful to date. Included in Blackbeard’s original answer and counterclaim are requests for declaratory judgment by the court that it may deduct certain disputed overhead charges from Trust royalty payments and that it may limit information it provides to the Trust to quarterly statements of the net proceeds computation and inspection of books and record during normal business hours.

The 2023 Annual Report with Form 10-K, which includes the December 31, 2023, Reserve Summary, is posted on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839